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                                  EXHIBIT 99.1

                  AMENDED CAUTIONARY STATEMENT FOR PURPOSES OF
                       THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

From time to time, Simon Worldwide, Inc. ("Simon Worldwide") may provide forward-looking information such as forecasts of expected future performance or statements about Simon Worldwide's plans and objectives. This information may be contained in filings with the Securities and Exchange Commission, press releases or oral statements by the officers of Simon Worldwide. Simon Worldwide desires to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this Exhibit 99.1 in this Form 10-K in order to do so.

Simon Worldwide wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, Simon Worldwide's actual results and could cause Simon Worldwide's actual consolidated results for Simon Worldwide's current quarter and beyond to differ materially from those expressed in any forward-looking statements made by or on behalf of Simon Worldwide.

DEPENDENCE ON PRINCIPAL CUSTOMERS WHICH HAVE TERMINATED THEIR RELATIONSHIPS WITH US

In recent years, our business has been heavily dependent on purchases of promotional products by our key customers including Philip Morris Incorporated ("Philip Morris"). Additionally, the business of our subsidiary, Simon Marketing, Inc., has been heavily dependent on purchases of promotional products and services by McDonald's Corporation ("McDonald's") or its franchisees for which it receives an annual fee and other payments. As a result of the alleged fraudulent actions of a Simon Marketing, Inc. employee in connection with the McDonald's promotional games administered by Simon Marketing, Inc., both McDonald's and Philip Morris terminated their relationships with us. We have filed suit against McDonald's and Philip Morris in connection with their termination of our relationship, and McDonald's has brought suit against us. (See "Pending Litigation") Our business, sales, financial condition and results of operations have been and will continue to be materially adversely affected by the loss of Philip Morris and McDonald's. In addition, the absence of business from McDonald's and Philip Morris has adversely affected our relationship with and access to foreign manufacturing sources.

UNCERTAIN OUTLOOK

As a result of the loss of our two largest customers, McDonald's and Philip Morris, which represented approximately 86% of our sales base, we have terminated a substantial portion of our worldwide workforce. Until the loss of our two largest customers and the pending litigation described below, we had been operating as a multi-national full-service promotional marketing company, specializing in the design and development of high-impact promotional products and sales promotions. The majority of our revenue was derived from the sale of products to consumer product and services companies seeking to promote their brand names and corporate identities and build brand loyalty. As a result of the loss of these major customers (as well as our other customers) along with the resulting legal matters discussed further below, there is substantial doubt about our ability to continue as a going concern. It is anticipated that Simon Worldwide will be wound up and liquidated, possibly through bankruptcy proceedings, in the near future.
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No assurances can be made that the holders of our capital stock will receive any distributions if Simon Worldwide is wound up and liquidated.

PENDING LITIGATION

We and/or our subsidiary Simon Marketing, Inc. ("Simon Marketing") have been named as defendants in numerous consumer class action and representative action lawsuits (hereafter variously referred to as, "actions", "complaints" or "lawsuits") which have been filed in multiple jurisdictions nationwide. Plaintiffs in these actions assert diverse causes of action, including negligence, breach of contract, fraud, restitution, unjust enrichment, misrepresentation, false advertising, breach of warranty, unfair competition and violation of various state consumer fraud statutes. Some complaints have been filed which also allege a pattern of racketeering.

Plaintiffs in many of these actions allege, among other things, that defendants, including us, Simon Marketing, and McDonald's, misrepresented that plaintiffs had a chance at winning certain high-value prizes when in fact the prizes were stolen by one rogue employee of Simon Marketing in connection with the McDonald's promotional games administered by Simon Marketing. Plaintiffs seek various forms of relief, including restitution of monies paid for McDonald's food, disgorgement of profits, recovery of the "stolen" game prizes, other compensatory damages, attorney's fees, punitive damages and injunctive relief. We may be named as a defendant or co-defendant in additional actions which may be filed alleging similar claims.

Simon Marketing and other co-defendants are seeking to consolidate the various actions. We are currently involved in negotiations to settle these actions as part of a single nationwide class action settlement. These lawsuits could harm our financial condition, results of operations or net cash flows.

On October 23, 2001, we and Simon Marketing filed suit against McDonald's in California Superior Court for the County of Los Angeles. The complaint includes allegations of fraud, defamation and breach of contract in connection with the termination of Simon Marketing's relationship with McDonald's.

Also on October 23, 2001, we and Simon Marketing were named as defendants, along with a former employee of Simon Marketing, and certain other individuals unrelated to us or Simon Marketing, in a complaint filed by McDonald's in the United States District Court for the Northern District of Illinois. The complaint alleges that Simon Marketing has engaged in fraud, breach of contract, breach of fiduciary obligations and civil conspiracy and alleges that McDonald's is entitled to indemnification and damages of an unspecified amount.

On November 13, 2001, we filed suit against Philip Morris in California Superior Court for the County of Los Angeles. The complaint, which alleged breach of contract, unjust enrichment and breach of the implied covenant of good faith and fair dealing, sought to recover in excess of $4 million in damages resulting from the termination of our relationship with Philip Morris. We have subsequently dismissed the action without prejudice so that we could attempt to resolve this dispute outside of litigation.

We are unable to predict the outcome of the McDonald's complaint, or of our suit against McDonald's or settlement discussions with Philip Morris, and their ultimate effects, if any, on our financial condition, results of operations or net cash flows. If adversely determined, the McDonald's lawsuit against us could harm our financial condition, results of operations or net cash flows.


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In March 2002, Simon Marketing initiated a lawsuit against certain suppliers and agents of McDonald's in California Superior Court for the County of Los Angeles. The complaint alleges, among other things, breach of contract and intentional interference with contractual relations. We are unable to predict the outcome of this lawsuit or the ultimate effect, if any, of it on our financial condition, results of operations or net cash flows.

We may bring future lawsuits against our suppliers or agents or others. No assurances can be made that we will bring any such lawsuits or, if initiated, that any benefits will result from such lawsuits.

DEPENDENCE ON KEY PERSONNEL

We are dependent on several key personnel, including our outside Directors. In light of the loss of our customers and the pending litigation against us, there is no assurance that our key personnel can be retained. The loss of the services of our key personnel could harm our business.

NO CUSTOMER COMMITMENTS

We have no backlog, and do not expect any customer commitments in the future.

INVESTMENTS

In the past, we have made venture type investments in early stage companies. Many of these investments were in entities whose business depended upon the Internet. Our Internet venture investments are subject to all the risks inherent in the Internet marketplace including the growth of the number of users, concerns about systems and transaction security, continued development of technological infrastructure, increasing government regulation of the Internet, rapid technology changes rendering existing technology obsolete, the possibility of system downtime and/or failure due to technological or other factors, the possibility that the Internet will not be an accepted medium to conduct business, and the fact that legal standards relating to intellectual property rights in Internet-related business are uncertain and evolving, and are further subject to valuation volatility. In addition, the early stage Internet companies have a high degree of dependence on ready access to the capital markets. No assurances can be made that any of our investments will result in any benefits to us.



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